Exhibit 10.37

AMENDED AND RESTATED CONSULTING AGREEMENT

This is to confirm the agreement between Edward Roberts (“Consultant”), and Receptos, Inc., a Delaware corporation (the “Company”), for consulting services (the “Agreement”).

Whereas, Consultant and the Company are parties to that certain Consulting Agreement, deemed to have commenced May 11, 2009 (the “Original Consulting Agreement”) pertaining to consulting services provided by Consultant to the Company; and

Whereas the Company and Consultant now desire to amend the Original Consulting Agreement.

Therefore Consultant and the Company agree as follows:

1.                                      Amendment and Restatement.  The Original Consulting Agreement is hereby amended and restated in its entirety by this Agreement effective as of January 1, 2013.

2.                                      Term of Agreement.  The term of this Agreement is deemed to have commenced on May 11, 2009, and will continue in effect until terminated as provided herein.

3.                                      Services To Be Performed by Consultant.  Consultant agrees to provide consulting services to the Company with respect to its research and development activities.  The amount of time Consultant is expected to spend on these activities for Company is set forth on Exhibit A attached hereto.

4.                                      The Scripps Research Institute.  The Company understands that Consultant is an employee of The Scripps Research Institute (the “Institute”).  All services provided by Consultant to Company shall be made in accordance with the Institute’s Uniform Consulting Agreement Provisions (the “Uniform Provisions”), appended hereto as Exhibit B and incorporated by specific reference.  This Agreement shall be subject to the Uniform Provisions and if anything in this Agreement is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.  Consultant represents that this Agreement and Consultant’s duties hereunder do not conflict with the Uniform Provisions, and Consultant further represents and warrants that Consultant has the full right to enter into this Agreement, and Consultant has the right to perform his duties hereunder, without breaching or violating any fiduciary, contractual, or statutory obligations owed to another.

5.                                      Acknowledgement. The Company recognizes that in connection with Consultant’s employment by the Institute, Consultant:  (a) has certain responsibilities with respect to intellectual property matters to the Institute; and (b) must abide by the Uniform Provisions.  The Company hereby acknowledges the existence of the Uniform Provisions and agrees to take no actions which would result in Consultant violating the Uniform Provisions.  Notwithstanding the foregoing, Consultant hereby represents, warrants and covenants that: (i) Consultant’s activities for the Company are, relative to the Institute, entirely on Consultant’s own time; (ii) Consultant will not violate any of the terms and conditions of the Uniform Provisions; (iii) Consultant’s activities for the Company are separate and apart from any services that may be provided to the Company indirectly through Consultant’s performance, on behalf of the Institute, of any activities in respect of a Company-funded research agreement between the Company and the

Institute (“Funded Research”); (iv) in performing Consultant’s activities for the Company, except for nominal use of Institute’s office, telephone and computer as expressly permitted pursuant to the Uniform Provisions, Consultant will not use the facilities, equipment, supplies, funding, inventions, trade secrets or other resources or proprietary rights of the Institute; and (v) except to the extent of any Funded Research, or where the Company has already licensed the results of such research, Consultant’s activities for the Company will not, to the best of Consultant’s knowledge, (A) relate to the Institute’s business or actual or demonstrably anticipated research or development activities or (B) result from or relate to any work performed for the Institute.

6.                                      Compensation.  The Company will compensate Consultant for Consultant’s performance of this Agreement as set forth on Exhibit A attached hereto.

7.                                      Exclusivity.  Consultant agrees that Consultant will not, without the prior written consent of the Company (which may be withheld in its sole discretion), enter into any agreement to perform (or otherwise perform) services for any entity, other than Company or the Institute, engaged in any activities that are within the field of any modulators of the S1P family (including but not limited to S1P1, S1P2, S1P3, S1P4, and S1P5 receptors).

8.                                      Confidential Information.

(a)                                 Consultant acknowledges that the Company possesses and will continue to possess information that has been created, discovered or developed by or on behalf of, or has otherwise become known to, the Company, including, without limitation, information (i) created, discovered, or developed by Consultant or made known to Company by Consultant (and within the scope of this Agreement) or to Consultant arising out of Consultant’s retention as a consultant by the Company, and/or (ii) in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.  All of the aforementioned information is hereinafter called “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes all data, compilations, specifications, strategies, projections, processes, techniques, formulae, models and patent disclosures; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, patent applications and documents.

(b)                                 Subject, to the extent applicable, to the Uniform Provisions, Consultant agrees that: (a) all Confidential Information shall be the sole property of the Company and its assigns, and Company and its assigns shall be the sole owner of all patents and other rights in connection therewith; (b) Consultant hereby assigns to the Company any rights Consultant may have or acquire in all Confidential Information; and (c) at all times during the term of this Agreement, as well as at all times after any termination, Consultant will keep in confidence and trust all Confidential Information, and Consultant will not use or disclose any Confidential Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties as a consultant to the Company as contemplated hereby; provided, however, that such obligations of confidentiality shall not apply to such information as Consultant can establish by written documentation to:  (i) have been publicly known prior to disclosure by the Company of such information to Consultant;

(ii) have become publicly known, without fault on Consultant’s part, subsequent to disclosure by the Company of such information to Consultant; (iii) have been received by Consultant at any time from a source, other than the Company, lawfully having (x) possession of and the right to disclose such information to Consultant and (y) the right to permit Consultant to disclose publicly such information; or (iv) have been otherwise known by Consultant (and without an obligation to keep the same in confidence for the benefit of the Company) prior to disclosure by the Company to Consultant of such information.  Notwithstanding the foregoing, Consultant shall have the right to disclose Confidential Information to the extent required by applicable law or regulation, provided that Consultant gives the Company prompt written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Confidential Information.

(c)                                  All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, furnished to Consultant by the Company or, to the extent permitted by the Uniform Provisions, produced by Consultant or others in connection with Consultant’s performance of activities for the Company shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.  Should the Company not so request, Consultant shall return and deliver all such property upon any termination of the Agreement and Consultant will not take with Consultant any such property or any reproduction of such property upon such termination.

9.                                      Inventions.  Subject, to the extent applicable, to the Uniform Provisions:

(a)                                 Consultant will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Consultant’s retention to provide services to the Company hereunder which (i) are so made, conceived, reduced to practice, or learned in the course of providing services under this Agreement and related to or useful in the business of the Company, (ii) result from tasks assigned Consultant by the Company under this Agreement, (iii) are funded by the Company and such funding gives Company the right of ownership, or (iv) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

(b)                                 Consultant (i) agrees that all Inventions (except for such Inventions the ownership of which is provided under a Funded Research agreement) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith; (ii) hereby assigns to the Company all right, title and interest Consultant may have or acquire in all such Inventions; and (iii) further agrees as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and to that end Consultant will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.  Consultant’s obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate the Consultant at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Consultant at the Company’s request on such assistance.  In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any lawful and necessary document required to apply for or execute any patent application with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

10.                               No Conflict.  Consultant represents, warrants and covenants that:

(a)                                 Consultant’s performance of the terms of this Agreement and Consultant’s retention as a consultant to the Company as contemplated hereby does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or following the date hereof;

(b)                                 Consultant has not entered into, and will not enter into, any agreement (either written or oral) in conflict with this Agreement;

(c)                                  Except as permitted by the Institute in the course of Consultant’s performance of Consultant’s duties in connection with a Funded Research agreement, Consultant has not brought, and will not bring, with Consultant to the Company, or use in the performance of any activities for the Company, any equipment, facilities, supplies, inventions, trade secrets or other resources or proprietary rights of any employer (current or former) or other third party;

(d)                                 Consultant will not breach any obligation of confidentiality to Company or others; and

(e)                                  Consultant will not, during the term of this Agreement and for a period of one year following any termination, solicit or in any manner encourage employees or consultants of the Company to leave its employ.

11.                               Independent Consultant Relationship.  Consultant and the Company agree that no employment relationship is created between Consultant and Company by this Agreement.  The Company is interested only in the results to be achieved by Consultant.  Consultant is an independent contractor and is not considered an agent or common law employee of the Company for any purpose.  Consultant shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made or any other consideration provided (a) to Consultant pursuant to this Agreement (including, but not limited to, Consultant’s estimated state and federal income taxes and self-employment taxes) and (b) to any other persons (if applicable) who provide services to Consultant in connection with this Agreement.  Consultant hereby agrees to indemnify the Company against any and all claims, liabilities or expenses (including, without limitation, attorneys’ fees and costs) the Company incurs as a result of Consultant’s breach of any of Consultant’s obligations under this Section 11.

12.                               Termination.  This Agreement shall terminate automatically on the occurrence of any of the following events:

(a)                                 Death of Consultant;

(b)                                 Any attempted assignment of this Agreement by Consultant;

(c)                                  Thirty (30) days’ notice to Consultant by the Company;

(d)                                 Immediately upon written notice to Consultant by the Company of a Material Breach (as defined below) by Consultant; or

(e)                                  Thirty (30) days’ notice to the Company by Consultant, so long as no such notice is delivered by Consultant during the term of any Funded Research agreement.

For purposes of this Agreement, “Material Breach” shall include, but not be limited to, Consultant’s failure to provide consulting services to the Company in a timely fashion, Consultant’s habitual neglect, negligence or wrongdoing in the performance of Consultant’s duties, or Consultant’s breach of any provision hereof.

13.                               Modifications.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14.                               Injunctive Relief.  Consultant agrees that in addition to any other rights and remedies available to the Company for any breach by Consultant of any obligation hereunder, the Company shall be entitled to enforcement of such obligation by court injunction.

15.                               Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.  This Agreement shall be effective as of the date hereof.  The term “Company” as used herein shall include any subsidiary or affiliate of the Company.  This Agreement shall be binding upon Consultant as well as Consultant’s heirs, executors, assigns and administrators and shall inure to the benefit of the Company and its successors and assigns.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

16.                               Acknowledgment.  Consultant certifies and acknowledges that Consultant has carefully read all of the provisions of this Agreement and Consultant understands and will fully and faithfully comply with such provisions.  Consultant agrees that this Agreement supersedes and cancels any and all previous agreements of whatever nature between the Company and Consultant with respect to the matters covered herein.  This Agreement constitutes the full, complete and exclusive agreement between Consultant and the Company with respect to the subject matters herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above (i.e., the first date of the term of this Agreement).

RECEPTOS, INC.,
a Delaware corporation

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	CEO

CONSULTANT:

/s/ Edwards Roberts
Name:	Edward Roberts

EXHIBIT A

Amount of Time/Nature of Services

Amount:

Consultant shall provide, as and when reasonably requested by the Company,  consulting services to the Company under the Agreement in an amount up to eight hours per month.  The amount of consulting services provided hereunder shall be exclusive of any duties as Consultant may have to the Company on behalf of the Institute pursuant to any Funded Research agreement.

Compensation:

Consultant shall be compensated for Consultant’s performance of services hereunder as follows:

(i)                                     prior to July 1, 2012, $2,000 per day of consulting services performed for and at the request of the Company, and, commencing July 1, 2012, $3,000 per month during the remainder of the term of the Agreement, payable quarterly and in arrears; and

(ii)                                  the vesting of an option held by Consultant to acquire up to two hundred fifty thousand (250,000) shares of the Company’s Common Stock, which option shall be subject to vesting and other provisions as set forth in the amendment dated May 11, 2009 to the Stock Option Agreement, dated November 28, 2008,  between Company and Consultant.

In addition, Consultant shall be reimbursed for reasonable expenses incurred by Consultant in the performance of consulting obligations hereunder within thirty (30) days of invoice; provided, however, that expenses shall be (i) invoiced on a monthly basis, (ii) consistent with the policies of the Company therefor and (iii) incurred only with the prior written consent of the Company.

Consultant acknowledges and agrees that the foregoing compensation arrangements constitute the sole compensation that Consultant may receive for the performance of Consultant’s obligations under the Agreement (except as expressly contemplated therein with respect to certain post-termination activities performed by Consultant and involving the protection of Inventions on behalf of the Company), and any other claims or Consultant, or obligations of the Company, with respect to any such compensation are waived and released by Consultant.

EXHIBIT B

THE SCRIPPS RESEARCH INSTITUTE
UNIFORM CONSULTING AGREEMENT PROVISIONS

For Different Technologies between Consultant’s TSRI Work and Consulting Services

1.                                      All arrangements and agreements in which any personnel of The Scripps Research Institute (“TSRI”) provides consulting services to any third party or entity (the “Company”) shall refer to these Uniform Consulting Agreement Provisions (“UCPs”) by attaching these UCPs to the consulting agreement.  These UCPs are hereby incorporated into the consulting agreement between the Company and the TSRI employee who will provide consulting services to the Company (“Consultant”).  Notwithstanding anything to the contrary in the consulting agreement between the Company and Consultant (“Consulting Agreement”), if any provision in the Consulting Agreement conflicts or is inconsistent with any of these UCPs, these UCPs shall govern and control.  The Consulting Agreement shall not be effective unless it is approved in writing by TSRI’s management.

2.                                      Consultant shall spend no more than an aggregate of ten percent (10%) of his/her total professional time and effort in providing consulting services to all outside third parties, including the Company.  Consulting fees shall be paid directly to the Consultant.

3.                                      TSRI’s name, trademarks, logos or reputation shall not be used or exploited directly or indirectly by the Company.  Neither Company nor Consultant shall use any services, personnel, facilities, equipment or intellectual property of TSRI in performing or accepting consulting services; provided, however, that Consultant’s nominal use of his TSRI laboratory office and telephone, and Consultant’s nominal use of the TSRI computer in his TSRI laboratory office for email communications (but not any other TSRI equipment, facilities or resources) for purposes of conducting his consulting services to the Company shall not be prohibited under these UCPs.  In addition, Consultant’s services to the Company shall not involve the design or conduct of any research or laboratory work and/or supervising Company’s employees or contractors in the designing or conducting of any research or laboratory work.  For clarity, Consultant’s review of literature applicable to the Company’s products or business or Consultant’s provision of general advice given as a member of the Company’s scientific advisory board or similar committee or general suggestions on future research work by the Company shall not constitute prohibited research activities under these UCPs.

4.                                      Consultant’s right, title and interest in and to inventions, discoveries, know-how, data, materials and other work conceived, reduced to practice, developed, generated or created by Consultant, alone or in collaboration with others, solely in the performance of his/her consulting services for the Company (collectively “Inventions”) may be assigned to the Company under the Consulting Agreement, provided that such Inventions (i) are developed entirely on Consultant’s own time and not while performing any work for or on behalf of TSRI, (ii) are developed without the use of any of TSRI’s equipment, supplies, facilities, personnel, funds or other monies under TSRI’s control, resources, data or confidential information, and (iii) do not constitute an invention conceived or reduced to practice in the performance of work under any of TSRI’s grants or contracts with a federal governmental entity (i.e., a “Subject Invention” as defined in the Bayh-Dole Act [37 C.F.R. 401.14]) and/or do not constitute an invention or other discovery developed in the performance of work under any contract between TSRI and a third party using TSRI facilities, equipment or other resources and/or where the Consultant is performing any of the responsibilities or tasks under the scope of work or research project for the contract between TSRI and a third party.

5.                                      Company shall not obtain any right, title or interest in or to any invention, discovery, know-how, data, materials or other work of Consultant which was: (i) conceived, reduced to practice, developed, generated or created by Consultant before the effective date of the Consulting Agreement; or (ii) at any time conceived, reduced to practice, developed, generated or created outside the scope of or independent of his/her consulting services for the Company.

6.                                      The Company agrees that it shall not request Consultant to disclose to the Company or to any other party any confidential or proprietary information or materials of TSRI or of other third parties in TSRI’s possession or control.  Consultant further agrees not to disclose or otherwise disseminate to Company or any other party as part of the consulting services any of TSRI’s confidential or proprietary information or materials or that of third parties in TSRI’s possession or control.

7.                                      In the event a dispute arises about whether TSRI or Company has any rights in an Invention that the other party claims to own, the determination of inventorship, conception and/or reduction to practice shall be determined jointly by patent counsel for TSRI and patent counsel for Company, according to the United States patent laws.  In the event such patent counsel cannot mutually agree, then the determination shall be by a qualified, independent patent lawyer nominated by TSRI and approved by Company, which approval shall not be unreasonably withheld or delayed.  The independent patent attorney shall serve as a sole arbitrator, to whom TSRI and Company shall submit their evidence and arguments.  If Company does not approve the appointment of the independent patent lawyer selected by TSRI, then the San Diego County Superior Court shall appoint an independent patent lawyer with at least ten (10) years experience in arbitrating or mediating inventorship disputes to serve as the arbitrator.  TSRI and Company shall each pay fifty percent (50%) of the fees and costs of the independent patent attorney.  The arbitrator may interview any persons and review any documents which the arbitrator deems necessary or proper to reach a determination.  The arbitrator’s determination shall be binding upon TSRI and Company.

8.                                      Nothing in the Consulting Agreement shall limit or impair in any way the right of Consultant or TSRI to use or disclose information which (a) was or becomes part of the public domain without Consultant’s breach of any confidentiality obligations owed to the Company or TSRI; (b) was known by TSRI or Consultant before the effective date of the Consulting Agreement; (c) was developed or acquired independently of the Company or TSRI; (d) is covered under Section 5 above; (e) was received from a third party who does not have any apparent obligation to the Company to maintain the confidentiality of such information; and/or (f) is required to be disclosed by law, order or governmental regulation or directive.

9.                                      The Company shall indemnify, defend and hold harmless TSRI and its trustees, officers, employees, affiliates, representatives, successors and assigns from all claims, damages, liabilities, losses, judgments and other expenses, including without limitation reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed (“Claims”), that arise out of or relate to the Consulting Agreement, any services performed by Consultant for the Company, and/or Company’s use, commercialization or exploitation of any Inventions or services performed by Consultant for the Company.  Company shall not enter into any settlement of such Claims that imposes any obligation on TSRI or that does not unconditionally release TSRI from all liability without TSRI’s prior written consent.  This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Company to TSRI.

10.                               Upon termination of the consulting services, Consultant shall, upon Company’s request, leave all notes and records of his/her consulting services with Company, but shall be entitled to retain one (1) copy thereof for archival purposes, subject to his/her confidentiality obligations to the Company.

11.                               The Consulting Agreement and these UCPs shall be construed and enforced according to United States patent laws and the laws of the State of California without application of its conflicts or choice of law rules.  Sections 1, 3, 4, 5, 6, 7, 8, 9, 10 and 11 of these UCPs shall survive the expiration or termination of the Consulting Agreement.  These UCPs cannot be modified except by a writing signed by TSRI, Consultant and Company.  These UCPs constitute the entire agreement between the Company and TSRI regarding the consulting services to be performed by Consultant for the Company, and supersede any prior understandings or agreements, written or oral, regarding TSRI’s and the Company’s agreement about such consulting services.

Company and Consultant hereby agree to the above UCPs

Company

By:	/s/ Faheem Hasnain
Title:	CEO
Date:	01/24/13

Consultant

By:	/s/ Edward Roberts
Date:	12/31/12

Acceptance: TSRI hereby accepts the above UCP’s as part of the consulting agreement.

The Scripps Research Institute

By:	/s/ Emily Holmes
Emily Holmes, Ph.D.
Title:	Vice President, Research Services
Date:	1-15-13